                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                                     FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number              0-11165
                                                 -------------------------------

                    Cablevision of Boston Limited Partnership
     ----------------------------------------------------------------------
             (Exact name of registratnt as specified in its charter)

                 28 Travis Street, Boston, Massachusetts  02134
     ----------------------------------------------------------------------
   (Address, including zip code, and a telephone number, including area code, of registrant's principal executive offices)

                      Units of Limited Partnership Interest
     ----------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
     ----------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) below to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)    [ ]       Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(1)(ii)    [ ]        Rule 12h-3(b)(2)(i)      [ ]
 Rule 12g-4(a)(2)(i)    [ ]       Rule 12h-3(b)(2)(ii)      [ ]
Rule 12g-4(a)(2)(ii)    [ ]        Rule 15d-6               [X]
 Rule 12h-3(b)(1)(i)    [ ]

   Approximate number of holders of record as of the certification or notice date:
               0               .
-------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Cablevision of Boston Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                  Cablevision Systems Boston Corporation,
                                  general partner

DATE:      December 28, 1995      BY:/s/  William J. Bell
      ---------------------------    -----------------------------------------
                                          William J. Bell, Vice Chairman